                           SCHEDULE 14A INFORMATION


                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant [X]

      Filed by a Party other than the Registrant [ ]


      Check the appropriate box:


     [  ] Preliminary  Proxy  Statement

     [  ] Confidential, for Use of the Commission only(as permitted by Rule
          14a-6(e)(2))

     [X]  Definitive Proxy Statement

     [  ] Definitive Additional Materials
     [  ] Soliciting Material Pursuant to (section) 240.14a-11(c) or (section)
          240.14a-12

                       SAVVIS Communications Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

      [X]  No fee required.
      [ ]  Fee  computed on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.
      (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
--------------------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
      (5) Total fee paid:
--------------------------------------------------------------------------------
      [ ]  Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
      [ ] Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
--------------------------------------------------------------------------------
          (1) Amount previously paid:
--------------------------------------------------------------------------------
          (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
          (3) Filing Party:
--------------------------------------------------------------------------------
          (4) Date Filed:
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]



            -------------------------------------------------------
                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 15, 2002

            -------------------------------------------------------
DATE:     Friday, March 15, 2002

TIME:     12:00 noon New York time

PLACE:    Washington  Dulles  Airport  Marriott, 45020 Aviation Drive, Dulles,
          Virginia

PURPOSE:  o   To  elect  eight members of the board of directors to serve until the next annual meeting and until their successors have been elected and qualified; and

          o To transact such other business as may properly come before the meeting.

RECORD  DATE: Holders  of  SAVVIS  common  stock  of  record  at the close of business on February 21, 2002 are entitled to vote at the meeting.

     It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement. We appreciate your cooperation.

     This notice relates to our 2001 annual meeting of stockholders, which we did not hold in the year 2001. As a result, the attached proxy statement and the accompanying annual report to stockholders contain information relating to the fiscal year ended December 31, 2000 and our fiscal year 2000 audited financial statements.

     We intend to hold our 2002 annual meeting of stockholders in the spring of 2002. In connection with our 2002 annual meeting of stockholders, we will mail to our stockholders a proxy statement and annual report containing information relating to the fiscal year ended December 31, 2001 and our fiscal year 2001 audited financial statements.

                                        By Order of the Board of Directors



                                        David J. Frear
                                        Secretary

February 21, 2002

                       SAVVIS COMMUNICATIONS CORPORATION
                             12851 WORLDGATE DRIVE
                               HERNDON, VA 20170
                             PHONE: (703) 234-8000

                           -------------------------
                                PROXY STATEMENT

                           -------------------------
     We will begin mailing this proxy statement to our stockholders on or about March 1, 2002.

     We are furnishing this proxy statement to our stockholders in connection with a solicitation of proxies by our board of directors for use at our 2001 annual meeting of stockholders to be held on Friday, March 15, 2002 at 12:00 noon at Washington Dulles Airport Marriott, 45020 Aviation Drive, Dulles, Virginia.

     This proxy statement relates to our 2001 annual meeting of stockholders, which we did not hold in the year 2001. As a result, this proxy statement and the accompanying annual report to stockholders contain information relating to the fiscal year ended December 31, 2000 and our fiscal year 2000 audited financial statements.

     We intend to hold our 2002 annual meeting of stockholders in the spring of 2002. In connection with our 2002 annual meeting of stockholders, we will mail to our stockholders a proxy statement and annual report containing information relating to the fiscal year ended December 31, 2001 and our fiscal year 2001 audited financial statements.


WHO CAN VOTE

     If you held any shares of our common stock at the close of business on February 21, 2002 then you will be entitled to notice of and to vote at our 2001 annual meeting. On that date, we had 94,668,783 shares of common stock outstanding.


QUORUM

     The presence of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. We will count shares of common stock present at the meeting that abstain from voting or that are the subject of broker non-votes as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding common stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.


VOTING RIGHTS

     Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Inspectors of election will count votes cast at the annual meeting. The directors will be elected by a plurality of the shares voted. Abstentions and broker non-votes will have no effect on the election of directors.


GRANTING YOUR PROXY

     Please mark the enclosed proxy card, date and sign it, and mail it in the postage-paid envelope. The shares represented will be voted according to your directions. You can specify how you want your shares voted by marking the appropriate box on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposal and the position of the board of directors in the proxy statement prior to making your vote. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If your proxy card is signed and returned without specifying a vote or an abstention, the proxy representing your common stock will be voted in favor of the proposed director nominees.


     If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the procedure for voting your shares.


     We expect no matter to be presented for action at the annual meeting other than the election of eight members of the board of directors. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. If any other matters are presented for action at the meeting, the persons named in the enclosed proxy intend to vote on them in accordance with their best judgment.


REVOKING YOUR PROXY


     If you submit a proxy, you can revoke it at any time before it is exercised by giving written notice to our Corporate Secretary prior to the annual meeting or by timely delivering a properly executed, later-dated proxy. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.


PROXY SOLICITATION


     We will pay all expenses of soliciting proxies for the 2001 annual meeting. In addition to solicitations by mail, we have made arrangements for brokers and nominees to send proxy materials to their principals and, upon their request, we will reimburse them for their reasonable expenses in doing so. Certain of our representatives, who will receive no compensation for their services, may also solicit proxies by telephone, telecopy, personal interview or other means.


STOCKHOLDER PROPOSALS


     The deadline for submitting stockholder proposals for inclusion in the proxy statement relating to our 2002 annual meeting of stockholders has passed. Our proxy statement relating to our 2002 annual meeting will set forth the deadline for submitting stockholder proposals for inclusion in the proxy statement relating to our 2003 annual meeting of stockholders.



                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)


     Our business is managed under the direction of our board of directors. Our bylaws provide that our board determines the number of directors, which is currently set at eight. Our board of directors has designated as nominees for director all eight of the directors presently serving on the board.


     Unless marked otherwise, proxies received will be voted "FOR" the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies may be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Alternatively, the proxies may be voted for the balance of the nominees, leaving a vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director. The eight nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of our company to serve until the next annual meeting and until their successors have been elected and qualified.

NOMINEES FOR DIRECTOR

     The nominees for director are set forth below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.





NOMINEE                            AGE
-------------------------------   ----
Robert A. McCormick ...........    36
John M. Finlayson .............    47
David J. Frear ................    45
Clyde A. Heintzelman ..........    63
Thomas E. McInerney ...........    60
Patrick J. Welsh ..............    58
Norman K. Korey ...............    43
Kevin J. Wiley ................    41

EXECUTIVE OFFICERS

     Our current executive officers and their positions with our company are set forth below.





EXECUTIVE OFFICERS                AGE                POSITION AND OFFICE
------------------------------   -----   ------------------------------------------
Robert A. McCormick ..........    36     Chief Executive Officer and Chairman of
                                          the Board
John M. Finlayson ............    47     President, Chief Operating Officer and
                                          Director
David J. Frear ...............    45     Executive Vice President, Chief Financial
                                          Officer and Director
James D. Mori ................    46     Executive Vice President and General
                                          Manager - Americas
Richard G. Bubenik ...........    40     Executive Vice President and Chief
                                          Technology Officer

     Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director and each of our executive officers.

     ROBERT A. MCCORMICK has served as the Chairman of our board of directors since April 1999 and as our Chief Executive Officer since November 1999. Mr. McCormick served as Executive Vice President and Chief Technical Officer of BIS Administration, Inc., formerly Bridge Information Systems, Inc., or Bridge, a principal stockholder of our company, from January 1997 to December 1999, and held various engineering, design and development positions at Bridge from 1989 to January 1997. On February 15, 2001, Bridge's U.S. operating subsidiaries filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Mr. McCormick attended the University of Colorado at Boulder.

     JOHN M. FINLAYSON has served as our President and Chief Operating Officer since December 1999 and as a director of our company since January 2000. From June 1998 to December 1999, Mr. Finlayson served as Senior Vice President of Global Crossing Holdings, Ltd. and President of Global Crossing International, Ltd., a provider of internet and long distance communications facilities and services. Before joining Global Crossing, Mr. Finlayson was employed by Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions, as Corporate Vice President and General Manager of the Americas Cellular Infrastructure Group from March 1994 to February 1998, and as Corporate Vice President and General Manager of the Asia Pacific Cellular Infrastructure Group from March 1998 to May 1998. Before joining Motorola, Mr. Finlayson was employed by AT&T as Sales Vice President of Business Network Sales for the Southeastern United States. Mr. Finlayson received a B.S. degree in marketing from LaSalle University, an M.B.A. degree in marketing from St. Joseph University and a post M.B.A. certification in information management from St. Joseph's University.

     DAVID J. FREAR has served as our Executive Vice President and Chief Financial Officer since July 1999, and as a director of our company since October 1999. Mr. Frear was an independent consultant in the telecommunications industry from August 1998 until June 1999. From October 1993 to July 1998,

Mr. Frear was Senior Vice President and Chief Financial Officer of Orion Network Systems Inc., a Nasdaq-listed international satellite communications company that was acquired by Loral Space & Communications in March 1998. Mr. Frear was Chief Financial Officer of Millicom Incorporated, a Nasdaq-listed international cellular paging and cable television company, from 1990 to 1993. He previously was an investment banker at Bear, Stearns & Co., Inc. and Credit Suisse. Mr. Frear received his C.P.A. in 1979 and received an M.B.A. degree from the University of Michigan.

     JAMES D. MORI has served as our Executive Vice President and General Manager--Americas since October 1999. Before joining us, Mr. Mori was employed by Sprint Corporation as National Account Manager from April 1987 to December 1989, as Branch Manager from January 1990 to December 1991, as Regional Sales Director from January 1992 to March 1996, as Vice President - Sales from March 1996 to February 1997 and as Area Director from February 1997 to October 1999. From January 1980 to March 1987, Mr. Mori served as National Account Manager of Digital Equipment Corporation, Southwestern Bell and AT&T Information Systems. Mr. Mori received a B.S. in business administration from the University of Missouri.

     RICHARD G. BUBENIK joined us in December 1996 and has served as our Executive Vice President and Chief Technology Officer since July 1999. Dr. Bubenik served as our Assistant Vice President - Engineering from December 1996 to September 1997, Vice President - Engineering from October 1997 to April 1999 and Senior Vice President Network Engineering from April 1999 to July 1999. From May 1993 to December 1996, Dr. Bubenik was a Software Development Manager for Ascom Nexion, a network switch/router equipment supplier. Dr. Bubenik holds a Ph.D. in computer science from Rice University, M.S. and B.S. degrees in computer science from Washington University and a B.S. degree in electrical engineering from Washington University.

     CLYDE A. HEINTZELMAN has served as a director of our company since December 1998. Mr. Heintzelman has served as the chairman of the board of Optelecom, Inc., a Nasdaq-listed fiber optics component manufacturer, since February 2000 and as its interim President and Chief Executive Officer from June 2001 to December 2001. From November 1999 to May 2001, he was president of Net2000 Communications, Inc., a provider of broadband business telecommunications services. On November 16, 2001, Net2000 Communications and its subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. From December 1998 to November 1999, Mr. Heintzelman served as our President and Chief Executive Officer and from May 1995 to December 1998, he served as Chief Operating Officer and President of DIGEX Incorporated, a national internet services provider that was acquired by Intermedia Communications, Inc. in July 1997. He was retained as a business consultant by Intermedia from December 1997 to November 1998. In January 1992, he participated in founding CSI, a company focused on building hardware and software products for switched wide area networks using ISDN technology. Mr. Heintzelman spent 28 years with Bell Atlantic and its predecessor companies. Mr. Heintzelman also serves as a director of TCS, a wireless software company, and Optelcom. Mr. Heintzelman received a B.A. in marketing from the University of Delaware and did graduate work at Wharton, University of Pittsburgh and University of Michigan.

     THOMAS E. MCINERNEY has served as a director of our company since October 1999. Mr. McInerney has served as a general partner of Welsh, Carson, Anderson & Stowe, or Welsh, Carson, and affiliated entities, which collectively are a principal stockholder of our company, since 1987. Mr. McInerney also served as the chairman of the executive committee of the board of Bridge, which assumed the responsibilities of the Chief Executive Officer of Bridge, from November 2000 until February 2001. Before joining Welsh, Carson in 1987, Mr. McInerney was President and Chief Executive Officer of Dama Telecommunications Corporation, a voice and data communications services company that he co-founded in 1982. Mr. McInerney has also been President of the Brokerage Services Division and later Group Vice President - Financial Services of ADP, with responsibility for the ADP divisions that serve the securities, commodities, bank, thrift and electronic funds transfer industries. He has also held positions with the American Stock Exchange, Citibank and American Airlines. Mr. McInerney serves as a director of The BISYS Group, Inc., Centennial Communications Corp. and Spectra Site Holdings, Inc. He is also a director of several private companies. From April 1995 to February 2001, he was a director of Bridge. Mr. McInerney received a B.A. from St. Johns University, and attended New York University Graduate School of Business Administration.

     PATRICK J. WELSH has served as a director of our company since October 1999. Mr. Welsh was a co-founder of Welsh, Carson and affiliated entities, which collectively are a principal stockholder of our company, and has served as a general partner of Welsh, Carson and affiliated entities since 1979. Before 1979, Mr. Welsh was President and a director of Citicorp Venture Capital, Ltd., an affiliate of Citicorp engaged in venture capital investing. Mr. Welsh serves as a director of Accredo Health, Incorporated. He also serves as a director of several private companies. From April 1995 to February 2001, he was a director of Bridge. Mr. Welsh received a B.A. from Rutgers University and an M.B.A. from the University of California at Los Angeles.

     NORMAN K. KOREY has served as a director of our company since January 2002. Mr. Korey has served as the President and Chief Executive Officer of Korey Consulting, Inc., a telecommunications consulting company focused on wireless startup companies, since November 2000. From November 1999 to November 2000, Mr. Korey served as the President-International Markets of Wireless Facilities, Inc., a Nasdaq-listed provider of outsourced services for the wireless communications industry. Before joining Wireless Facilities, Mr. Korey was employed by Motorola's cellular infrastructure group as Vice President and Senior Director-Southeast U.S. and Canada (from July 1994 to March 1998), and by Motorola's network solutions sector as Vice President and General Manager-Europe, Middle East, Africa and Russia (from January 1998 to February
1999) and as Vice President and General Manager-Caribbean and Latin America (from February 1999 to November 1999). From August 1984 to July 1994, Mr. Korey was employed by AT&T Global Business Communications Systems and AT&T in various capacities, including as a regional staff director (from March 1991 to January
1993) and as general manager (from January 1993 to July 1994). Mr. Korey received a B.S. degree in marketing from Florida State University.

     KEVIN J. WILEY has served as a director of our company since January 2002. Mr. Wiley has served as a Vice President Corporate Business Development of Next Level Communications, Inc., a Nasdaq-listed company that designs and markets broadband communications equipment, from April 2001 until November 2001, and as the Vice President of Sales of Next Level Communications, since November 2001. Before joining Next Level Communications, Mr. Wiley was employed by Motorola's network management group as Director of Business Development Support (from July 1997 to October 1998) and as Director of Latin American Cellular Operations (from October 1998 to April 2001). From July 1995 to July 1997, he was Vice President- Diversified Operations of Aliant Communications, Inc., a holding company whose subsidiaries provide local exchange and intraLATA interexchange services. From 1989 to 1995, he was employed by Nebraska Cellular Telephone Corporation as Vice President, Chief Operating Officer and general manager (from August 1989 to December 1992) and as President and Chief Executive Officer (from December 1992 to July 1995). Before joining Nebraska Cellular Telephone Corporation, Mr. Wiley was employed by Centel Cellular, a wireless telecommunications company, in various managerial capacities. Mr. Wiley has served as a director of Tricom, S.A. since December 1998. Mr. Wiley received a B.S. degree in finance and management from Creighton University in 1982.

     Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Our officers are elected annually by our board of directors and serve at the board's discretion.


BOARD OF DIRECTORS AND COMMITTEE MEETINGS DURING 2000

     The board of directors met 9 times, including by telephone conference, during fiscal year 2000. All directors attended at least 75% of the meetings of the board of directors and the meetings of the committees on which they served held during the period that they served on the board of directors or such committees. Our board of directors has established an audit committee and a compensation committee.

     Audit Committee. During fiscal 2000, the audit committee consisted of Thomas E. McInerney, Patrick J. Welsh and Thomas M. Wendel until the resignation of Mr. Wendel on November 6, 2000. From November 6, 2000 until June 15, 2001, the audit committee consisted solely of Messrs. McInerney and Welsh. On June 15, 2001, Clyde A. Heintzelman joined the audit committee. On January 25, 2002, the board of directors appointed Norman K. Korey and Kevin J. Wiley as members of the audit committee in order to comply with the independence criteria set forth in Rules 4350(c) and 4350(d)(2) of the National

Association of Securities Dealers' listing standards. Since that date, the audit committee has consisted of Messrs. Heintzelman, Korey and Wiley. The board believes that Messrs. Korey and Wiley are "independent directors," as such term is defined in NASD's Rule 4200(a)(14). Because Mr. Heintzelman served as our President and Chief Executive Officer from December 1998 to November 1999, he is not an "independent director" as defined in Rule 4200(a)(14). However, our board of directors has determined that Mr. Heintzelman's membership on the audit committee is required by the best interests of our company and our stockholders and the board accordingly believes that Mr. Heintzelman qualifies under the exception to Rule 4350(d)(2)(A) as set forth in Rule 4350(d)(2)(B) of the NASD's listing standards. In making this determination, the board considered, among other things, that Mr. Heintzelman:

     - is not a current employee of our company or an immediate family member of an employee;

     - is able to read and understand financial statements and has extensive past financial experience, including serving as the President and Chief Executive Officer of our company and as the President of Digex Incorporated;

     - currently has no relationship with us, other than his ownership of shares and options to purchase shares of our common stock constituting less than 1% of our outstanding common stock; and

     - his combination of skills, expertise and familiarity with us and the telecommunications industry generally make him among the most qualified members of our board of directors to serve on the audit committee.

     The responsibilities of our audit committee include:

     - recommending to our board of directors an independent audit firm to audit our financial statements and to perform services related to the audit;

     - reviewing the scope and results of the audit with our independent auditors;

     - considering the adequacy of our internal accounting control procedures; and

     -    considering auditors' independence.

     The board of directors has adopted a written charter for the audit committee, which is included as Appendix A to this proxy statement. The audit committee held 3 meetings during fiscal year 2000.

     Compensation Committee. Our compensation committee consisted of Thomas E. McInerney, Patrick J. Welsh and Thomas M. Wendel until the resignation of Mr. Wendel on November 6, 2000. Since such time, the compensation committee has consisted solely of Messrs. McInerney and Welsh. The compensation committee is responsible for determining the salaries and incentive compensation of our management and key employees and administering our stock option plan. The compensation committee did not hold any physical meetings during fiscal 2000. It took all actions by unanimous written consent.

     Our company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full board of directors.


DIRECTOR COMPENSATION

     Directors who are also employees of our company do not receive additional compensation for serving as a director. Each director who is not an employee of our company receives an annual retainer of $10,000, together with a grant of options to purchase shares of our common stock under our stock option plan at an exercise price equal to fair market value on the date of grant. The options vest immediately on the date of grant, but if a director ceases to serve on our board of directors, we have the right to repurchase these shares at the lower of the exercise price or the fair market value of the shares. Our right to repurchase these shares is terminated with respect to one fourth of the shares on each of the first, second, third and fourth anniversaries of the date of the option grant. On January 3, 2000, Messrs. Welsh, Wendel and McInerney each received 15,000 options to purchase shares of our common stock under our stock option plan at an exercise price of $.50 per share.

                          2000 EXECUTIVE COMPENSATION

     The following table provides you with information about compensation earned during fiscal 1999 and 2000 by our Chief Executive Officer and the other executive officers employed by us.


                        SUMMARY COMPENSATION TABLE (1)





                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                            -------------
                                                                              SECURITIES
                                                                              UNDERLYING
                                                ANNUAL COMPENSATION             STOCK           ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR          SALARY         BONUS(2)       OPTIONS       COMPENSATION(3)
-------------------------------   ------   -----------------   ----------   -------------   ----------------
Robert A. McCormick               2000      $393,750           $600,000             --              $2,400
 Chief Executive Officer and      1999        45,139 (4)             --        750,000                  --
 Chairman of the Board

John M. Finlayson                 2000       384,871            500,000             --               2,400
 President and Chief              1999            --                 --        650,000                  --
 Operating Officer

David J. Frear                    2000       250,000            125,000        240,000               2,400
 Executive Vice President and     1999       122,276                 --        400,000               2,400
 Chief Financial Officer

James D. Mori                     2000       209,000            200,000             --               2,400
 Executive Vice President and     1999        33,333                 --        300,000                  --
 General Manager - Americas

Richard G. Bubenik                2000       190,000            200,000             --               2,400
 Executive Vice President and     1999       159,258            180,000        306,732               2,400
 Chief Technology Officer

------------
(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the executive officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the executive officers, which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

(2) As of January 31, 2002, we had paid fifty percent of each executive officer's bonus for the year 2000. Payment of the remaining fifty percent is dependent upon the availability of sufficient funds, and the date of such payment, if any, is uncertain.

(3) Consists of matching contributions made under our 401(k) plan.

(4) Mr. McCormick became our Chief Executive Officer in November 1999, but continued serving as the Executive Vice President and Chief Technology Officer of Bridge through December 1999. He was compensated for all of his services rendered to us in 1999 by Bridge.


OPTION GRANTS IN 2000

     The following table shows grants of stock options to each of our executive officers during 2000. The percentages in the table below are based on options to purchase a total of 2,969,500 shares of our common stock granted to all our employees and directors in 2000. The numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

                             OPTION GRANTS IN 2000

                                          INDIVIDUAL GRANTS
                        -----------------------------------------------------
                                              PERCENT OF
                             NUMBER OF           TOTAL
                            SECURITIES          OPTIONS
                            UNDERLYING        GRANTED TO         EXERCISE                        GRANT DATE
                              OPTIONS          EMPLOYEES        PRICE PER        EXPIRATION       PRESENT
NAME                          GRANTED           IN 2000           SHARE             DATE          VALUE(3)
---------------------   ------------------   ------------   -----------------   ------------   -------------
Robert A. McCormick                --              --                 --                --              --
John M. Finlayson                  --              --                 --                --              --
David J. Frear                240,000 (1)         8.1%         $   24.00 (2)     2/15/2010      $2,678,958
James D. Mori                      --              --                 --                --              --
Richard G. Bubenik                 --              --                 --                --              --

------------

(1) Of these options, the initial 30,000 options became exercisable on August 14, 2000. The remaining options become exercisable in equal installments of 5,000 per month.

(2) Options were granted at the fair market value determined as of the date of grant, based upon the initial public offering price of our common stock.

(3) Options are valued under the Black-Scholes option pricing methodology, which produces a per share option price of $11.16, using the following assumptions and inputs: expected option life of four years, expected price volatility of 50%, dividend yield of zero, and an interest rate of 6.7%, which was the average zero coupon interest rate at the time of grant for three and five year treasury bonds. The actual value, if any, the employee may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

AGGREGATE OPTION EXERCISES IN 2000 AND FISCAL 2000 YEAR-END OPTION VALUES

     The following table sets forth as of December 31, 2000, for each of our executive officers:

     - the total number of shares received upon exercise of options during 2000;

     -    the value realized upon that exercise;

     -    the total number of unexercised options to purchase our common stock;
          and

     - the value of such options which were in-the-money at December 31, 2000.

                                                                     NUMBER OF
                                                               SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                                                 DECEMBER 31, 2000           DECEMBER 31, 2000(1)
                                                           ----------------------------- ----------------------------
                          SHARES
                         ACQUIRED            VALUE
NAME                   ON EXERCISE         REALIZED         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------- ------------- ---------------------- ------------- --------------- ------------- --------------
Robert A. McCormick           --                   --              --             --             --             --
John M. Finlayson        450,000        $  10,575,000 (2)          --             --             --             --
David J. Frear                --                   --          50,000        190,000             --             --
James D. Mori                 --                   --              --             --             --             --
Richard G. Bubenik        41,667        $     605,615 (3)      33,333        191,667        $12,500        $71,875

------------

(1) These values have been calculated on the basis of the last reported sale price of our common stock on the Nasdaq National Market as reported on December 29, 2000 of $0.875.

(2) Mr. Finlayson exercised these options in January 2000. At that time, there was no public trading market for our common stock. Accordingly, in order to present the values realized upon exercise of these options, we subtracted the applicable exercise price from a price of $24.00 per share, which was the initial public offering price of our common stock.

(3) Mr. Bubenik exercised some of these options in January and February 2000, at which time there was no public trading market for our common stock. Accordingly, in order to present the values realized upon exercise of these options, we subtracted the applicable exercise price from a price of $24.00 per share, which was the initial public offering price of our common stock.

ARRANGEMENTS WITH EXECUTIVE OFFICERS

     Arrangement with Mr. McCormick. On April 2, 2001, we entered into an agreement with Mr. McCormick, which agreement ratifies the terms of Mr. McCormick's employment arrangements. The agreement provides that Mr. McCormick would serve as our Chairman and Chief Executive Officer effective as of January 3, 2000. Under his agreement, Mr. McCormick is entitled to a base salary of $400,000 per year. In addition, he is eligible to receive an annual incentive bonus of up to $750,000 based on the achievement of mutually agreed to objectives. Mr. McCormick is entitled to benefits commensurate with those available to other senior executives.

     In connection with his employment, Mr. McCormick received options to purchase 750,000 shares of our common stock at an exercise price of $.50 per share, 500,000 of which were granted on July 22, 1999 and 250,000 of which were granted on December 30, 1999. All of these options vested on the date of their grant. If Mr. McCormick were to resign, we would have the right to repurchase 562,500 shares as of December 31, 2001, all at the lower of $.50 per share or the fair market value thereof. This right will terminate with respect to (i) 125,000 shares on each of July 22, 2001, 2002 and 2003, (ii) 62,500 shares on each of December 30, 2001, 2002 and 2003 and (iii) with respect to all shares in the event of a change in control of our company, the sale of substantially all of our assets, if we terminate his employment without cause, or if he resigns for good reason. However, if we terminate Mr. McCormick's employment for cause, we will have the right to buy all shares not yet saleable at the price he paid for the shares. Mr. McCormick will have the right to exercise all options for one year after the termination of his employment, unless his employment was terminated for cause.

     In the event we terminate Mr. McCormick's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum severance payment equal to his then current base annual salary, which will not be less than his highest annual salary paid by us. In the event of a change in control of our company, Mr. McCormick has agreed to remain with our company for a period of up to twelve months if the new management requests him to do so. A change of control, as defined in the agreement, includes a merger or consolidation of the company or a subsidiary with another company as a result of which more than fifty percent of the outstanding shares of the company after the transaction are owned by stockholders who were not stockholders of the company before the transaction. We will reimburse Mr. McCormick for any parachute taxes he would incur under the Internal Revenue Code of 1986, or the Internal Revenue Code, as a result of such a change in control. We may terminate Mr. McCormick's employment for cause at any time without notice, in which case he will not be entitled to any severance benefits.

     Arrangement with Mr. Finlayson. On December 28, 1999, we entered into an agreement with Mr. Finlayson pursuant to which he agreed to serve as our President and Chief Operating Officer effective December 31, 1999. Under his agreement, Mr. Finlayson is entitled to a base salary of $400,000 per year. In addition, he will be eligible to receive an annual incentive bonus of up to $600,000 based on the achievement of mutually agreed to objectives. Mr. Finlayson will be entitled to benefits commensurate with those available to other senior executives.

     In connection with his employment, Mr. Finlayson received options to purchase 650,000 shares of our common stock at an exercise price of $.50 per share, 200,000 of which vested on December 31, 1999. The remaining 450,000 options vested on January 3, 2000, and the shares underlying these options become saleable on a monthly pro rata basis over calendar years 2001, 2002 and 2003. Mr. Finlayson may sell all of his shares in the event of a change in control of our company, the sale of substantially all of our assets, if we terminate his employment without cause, or if he resigns for good reason. However, if we terminate Mr. Finlayson's employment for cause, we will have the right to buy all shares not yet saleable at the price he paid for the shares. Mr. Finlayson will have the right to exercise all options for one year after the termination of his employment unless his employment was terminated for cause.

     In the event we terminate Mr. Finlayson's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum severance payment equal to his then current base annual salary, which will not be less than his highest annual salary paid by us. In the event of a change in control of our company, Mr. Finlayson has agreed to remain with our company for a period of up to twelve months if the new management requests him to do so. A change in control, as defined in the agreement, includes a merger or consolidation of the company or a subsidiary with another company as a result of which more than fifty percent of the outstanding shares of the company after the transaction are owned by stockholders who were not stockholders of the company before the transaction. We will reimburse Mr. Finlayson for any parachute taxes he would incur under the Internal Revenue Code as a result of such a change in control. We may terminate Mr. Finlayson's employment for cause at any time without notice, in which case he will not be entitled to any severance benefits.

     Arrangement with Mr. Frear. On June 14, 1999, we entered into an arrangement with Mr. Frear pursuant to which he agreed to serve as our Chief Financial Officer. As part of this arrangement, Mr. Frear is entitled to an annual base salary of $250,000, subject to periodic review and adjustment, and a discretionary annual bonus of approximately 50% of his base salary, based on his personal and overall corporate performance. Mr. Frear is entitled to medical, disability, 401(k), life insurance and other benefits in accordance with our general policies.

     In connection with his employment, on July 22, 1999, Mr. Frear received 400,000 options to purchase shares of our common stock at an exercise price of $.50 per share. All of these options have vested and been exercised. Pursuant to the arrangement, in the event Mr. Frear were to resign, we would have the right to repurchase the shares that have been purchased by Mr. Frear upon exercise of the options at fair market value or $.50 per share, whichever is lower. However, this repurchase right was terminated with respect to a total of 100,000 shares on April 14, 2000 and will be terminated with respect to the balance of the shares at the rate of 8,333 shares per month beginning on the first anniversary of the date of the option grant through the fourth anniversary of the date of grant. Our right to repurchase these shares will be terminated in the event of a change in control of our company. In addition, on February 14, 2000, Mr. Frear received 240,000 additional options at an exercise price of $24.00 per share. Of these options, the initial 30,000 options became exercisable on August 14, 2000. The remaining options become exercisable in equal installments of 5,000 per month. The options have a term of ten years.

     If we were to terminate Mr. Frear's employment without cause, or if Mr. Frear were to terminate his employment for good reason, Mr. Frear would be entitled to salary continuation and continuation of all benefits for one year following the termination of his employment and a pro rata payment of his bonus through the date of termination. In addition, our right to repurchase his shares would be terminated.

     Arrangement with Mr. Mori. On September 30, 1999, we entered into an agreement with Mr. Mori pursuant to which he became our Executive Vice President and General Manager - Americas effective October 1, 1999. Under his agreement, Mr. Mori is entitled to an annual base salary of $200,000, as well as a discretionary bonus of 50% to 100% of his base salary based on his personal and overall corporate performance. On October 29, 1999 and December 30, 1999, we granted Mr. Mori options to purchase 225,000 shares and 75,000 shares of our common stock, respectively, each at an exercise price of $.50 per share. All of Mr. Mori's options have vested. In the event Mr. Mori were to resign, we would have the right to repurchase any shares that have been purchased by Mr. Mori upon exercise of the options at fair market value or $.50 per share, whichever is lower. This repurchase right is terminated at the rate of 6,250 shares per month and will terminate on the fourth anniversary of the date of the grant. Under his agreement, Mr. Mori is entitled to benefits commensurate with those available to executives of comparable rank.

     If we were to terminate Mr. Mori's employment without cause before the second anniversary of his employment, Mr. Mori would be entitled to receive a severance payment of $450,000. In the event we terminate Mr. Mori's employment without cause after the second anniversary of his employment, and either we are not a public company or we are a public company and our shares on the date of termination trade at a price less than $15 per share, Mr. Mori would also receive a payment of $450,000. Mr. Mori will receive a similar payment if he were to resign as a result of an acquisition of more than 30% of our voting shares by an entity other than Bridge, if he were to be instructed to relocate from the St. Louis metropolitan area, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

     Arrangement with Mr. Bubenik. On February 8, 2002, we entered an agreement with Mr. Bubenik pursuant to which he agreed to continue to serve as our Executive Vice President and Chief Technology

Officer. As part of this agreement, Mr. Bubenik is entitled to an annual base salary of at least $200,000, subject to annual review, and an annual incentive bonus of approximately 50% of his base salary, based on his personal and overall corporate performance. In addition, Mr. Bubenik is entitled to benefits commensurate with those of executives of comparable rank.

     If we were to terminate Mr. Bubenik's employment without cause, or if Mr. Bubenik were to resign with good reason, Mr. Bubenik would be entitled to (1) continue to receive his then current base salary for a period of twelve months,
(2) a lump sum payment equal to the bonus declared for the preceding year, such amount being pro-rated for the period of January 1 of the year of termination through the date of termination (but in no event will such amount be less than one-half of the bonus declared for the preceding year), (3) that portion of the preceding year's declared bonus which was not yet paid to him, and (4) continue to receive all of the benefits that he was receiving on the date of his termination for a period of one year from the date of termination. Under the agreement, Mr. Bubenik has good reason to resign if we were to reasssign him to a position with materially reduced responsibilities or compensation opportunities or if we were to relocate him from the metropolitan area in which he is located without his prior consent.


STOCK OPTION PLAN

     On July 22, 1999, the board adopted and our stockholders approved our 1999 stock option plan. On January 23, 2001, the compensation committee of the board of directors amended the stock option plan, subject to stockholder approval, to increase the number of shares of common stock subject to the plan by 12,000,000 shares from 12,000,000 to 24,000,000 shares. On October 25, 2001, the board of directors again amended the stock option plan, subject to stockholder approval, to increase the number of shares from 24,000,000 to 30,000,000 and to impose a limit of 3,000,000 shares of common stock that may be awarded to any single individual under the option plan in any calendar year. The stock option plan, as amended, will be submitted for approval by our stockholders. The option plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code of 1986, and options that do not qualify as incentive stock options, or non-qualified stock options. Grants may be made under our stock option plan to employees and directors of our company or any related company and to any other individual whose participation in the stock option plan is determined by our board of directors to be in our best interests. No options may be granted under our stock option plan after July 22, 2009.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Wendel, who served as a director of our company and as a member of our compensation committee until his resignation in November 2000, was also the president of Bridge, one of our principal stockholders, until May 31, 2000, and chief executive officer and chairman of the board of Bridge until January 31, 2001. Messrs. McInerney and Welsh, who both serve on our board of directors, also served as directors of Bridge until February 2001. Mr. McInerney served as the chairman of the executive committee of the board of Bridge, which assumed the responsibilities of the chief executive officer of Bridge, from November 2000 until February 2001. In addition, Messrs. McInerney and Welsh are general partners of Welsh, Carson and affiliated entities, which collectively are a principal stockholder of our company and are also a principal stockholder of Bridge.

     In 2000, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers had served on our board of directors or on our compensation committee.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR 2000

     Our compensation committee reviews, analyzes and recommends compensation programs to our board of directors and administers and grants awards under our 1999 stock option plan. During 2000, the compensation committee consisted of Thomas E. McInerney, Patrick J. Welsh and Thomas M. Wendel, until Mr. Wendel's resignation in November 2000, and after such time has consisted solely of Messrs. McInerney and Welsh. None of these directors are current or former employees of our company.

     Compensation Policies Toward Executive Officers

     The compensation committee has structured its compensation policies to achieve the following goals:

     - attract, motivate and retain experienced and qualified executives;

     - increase the overall performance of the company;

     - increase stockholder value; and

     - increase the performance of individual executives.

     To achieve these objectives, the compensation program for our executive officers consists principally of three elements: base salary, cash bonuses and long-term incentive compensation in the form of participation in our 1999 stock option plan.

     The compensation committee seeks to provide competitive salaries based upon individual performance together with cash bonuses awarded based on our overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. In addition, it is our policy to grant stock options to executives upon their commencement of employment and periodically thereafter in order to strengthen the alliance of interest between such executives and stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on our performance.

     The following describes in more specific terms the elements of compensation that implement the compensation committee's compensation policies, with specific reference to compensation reported for 2000:

     Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the same geographic region. To ensure retention of qualified management, we have entered into employment agreements with four of our executive officers. The terms of such agreements were the results of arms-length negotiations between us and each executive officer. You can find further information regarding the employment agreements of the executive officers under the heading "Arrangements with Executive Officers," above. The agreements establish the base salary for each officer during the term of the agreement. We will review the salaries for the executives annually and, if appropriate, adjust based on individual performance, increases in general levels of compensation for executives at comparable firms and our overall financial results.

     Bonuses. The compensation committee also considers the payment of cash bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of company financial and operational performance for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the compensation committee has tied potential bonus compensation to performance factors, including the executive officer's efforts and contributions towards obtaining company objectives and the company's overall growth. The employment agreements of each of the executive officers provide that each of these employees will be entitled to a bonus consisting of cash in an amount determined before the conclusion of each fiscal year.

     Stock Options. A third component of executive officers' compensation is our 1999 stock option plan, pursuant to which we grant executive officers and other employees options to purchase shares of our common stock. The compensation committee grants stock options to executives in order to align their interests with the interests of our stockholders. Stock options are considered by the compensation committee to be an effective long-term incentive because the executives' gains are linked to increases in the stock value that in turn provides stockholder gains.

     The compensation committee generally grants options to new executive officers and other key employees upon their commencement of employment with us and periodically thereafter. The options generally are granted at an exercise price equal to the market price of our common stock at the date of the grant. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for our stockholders through appreciation of stock price. We believe that stock options have been helpful in attracting and retaining skilled executive personnel. In 2000, we granted a total of 240,000 stock options to one of our executive officers in connection with his significant individual contributions relating to our initial public offering. The per share option exercise price of such options was equal to the initial offering price of $24.00 per share. We did not grant options to our other executives.

     Other. We have a contributory retirement plan for our employees (including executive officers) age 21 and over. Employees are eligible to begin participation on a quarterly basis. This 401(k) plan provides that each participant may contribute up to 15% of his or her salary (not to exceed the annual statutory limit). We generally make matching contributions to each participant's account equal to 50% of the participant's contribution up to 6% of the participant's annual compensation, but in a total amount not to exceed $2,400 per year.


Chief Executive Officer Compensation

     The executive compensation policy described above has been applied in setting Mr. McCormick's 2000 compensation. Mr. McCormick generally participates in the same executive compensation plans and arrangements available to the other executives. Accordingly, his compensation consists of annual base salary, annual bonus, and long-term equity-linked compensation. The compensation committee's general approach in establishing Mr. McCormick's compensation is to be competitive with peer companies. In addition, the specific 2000 compensation elements for Mr. McCormick's compensation were determined in light of his level of responsibility, performance, current salary, the fact that he did not receive a prior-year bonus from us and other compensation awards. Mr. McCormick's compensation during the year ended December 31, 2000 included $393,750 in base salary and $600,000 in a cash bonus, fifty percent of which has been paid. Payment of the remaining fifty percent of Mr. McCormick's bonus is dependent upon the availability of sufficient funds, and the date of such payment, if any, is uncertain. Mr. McCormick's salary and bonus payments for 2000 were consistent with the compensation committee's policy of being competitive with the compensation of chief executive officers of peer companies. We did not grant Mr. McCormick any stock options in 2000.


Compensation Deductibility Policy

     Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The board of directors and the compensation committee reserve the authority to award non-deductible compensation in circumstances they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of
Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                   Submitted by the Compensation Committee for fiscal 2000, Thomas E. McInerney and Patrick J. Welsh

AUDIT COMMITTEE REPORT FOR FISCAL 2000

     In accordance with its written charter adopted by the board of directors, the audit committee of the board assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During the year 2000, the audit committee discussed the interim financial information contained in each quarterly earnings announcement with our Chief Financial Officer and independent auditors prior to public release.

     The audit committee has reviewed and discussed our audited financials for
the   fiscal  year  ended  December 31, 2000  with  our  management.  The  audit committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards

No. 61. The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and discussed with Deloitte & Touche LLP its independence. Based on the review and discussions described above, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2000.

                       Submitted  by  the  Audit  Committee for fiscal 2000,
                       Thomas   E.  McInerney  and  Patrick  J. Welsh


RELATIONSHIP WITH INDEPENDENT AUDITORS AND INDEPENDENT AUDITORS' FEES

     Our consolidated financial statements for the year ended December 31, 2000 were audited by the accounting firm of Deloitte & Touche LLP. Our board of directors has approved the retention of Deloitte & Touche, LLP for the fiscal year ended December 31, 2001. The board has not yet selected auditors for the fiscal year ended December 31, 2002, but will do so prior to the mailing of the proxy materials relating to our 2002 annual meeting of stockholders. One or more representatives of Deloitte & Touche LLP are expected to be present at the 2001 annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

     For services rendered during or in connection with our fiscal year 2000, as applicable, Deloitte & Touche LLP billed the following fees:

Audit Fees ...............................................................    $413,645
Financial Information Systems Design and Implementation Fees .............    $675,600
All Other Fees (incurred in connection with our initial public offering) .    $354,700

     The fees that are billed by Deloitte & Touche LLP to our company during or in connection with our fiscal year 2001 will be set forth in our proxy statement relating to our 2002 annual meeting of stockholders.

     The audit committee of our board of directors has considered whether the non-audit services rendered by our independent auditors with respect to the foregoing fees are compatible with maintaining our auditors' independence.

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the total stockholder return on our common stock since our initial public offering on February 14, 2000 with the total return of the Nasdaq Composite Index and our peer group for the same period. Our peer group consists of the following publicly traded companies that have common stock listed on the Nasdaq National Market: Internap Network Services Corporation; Globix Corporation; USInternetworking, Inc.; Digex, Incorporated; Genuity Inc.; and Interliant, Inc.

     This graph assumes that $100 was invested in our common stock, in the Nasdaq Composite Index and in our peer group on February 15, 2000, and that all dividends were reinvested.

     The points on the graph represent the following numbers:

[GRAPHIC OMITTED]

                            FEBRUARY 15, 2000     DECEMBER 31, 2000     DECEMBER 31, 2001
                           -------------------   -------------------   ------------------
SAVVIS                          $ 100.00              $  3.65               $  2.38
Nasdaq National Market          $ 100.00              $ 55.88               $ 44.12
Peer Group                      $ 100.00              $ 11.45               $  1.06

                            OWNERSHIP OF SECURITIES

OWNERSHIP OF OUR COMMON STOCK

     The following table provides you with information about the beneficial ownership of shares of our common stock as January 31, 2002, by:

     - each person or group that, to our knowledge, beneficially owns more than 5% of our outstanding common stock;

     -    each of our directors and executive officers; and

     -    all of our directors and executive officers as a group.

     The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and unless otherwise noted in the notes that follow. The number of shares reported as beneficially owned by a person represents:

     -    the number of shares of common stock the person holds; plus

     - the number of shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2002 held by the person; plus

     - the number of shares of common stock issuable upon conversion of our convertible senior secured notes held by the person.

     Unless otherwise indicated below, the address for each listed director and executive officer is SAVVIS Communications Corporation, 12851 Worldgate Drive, Herndon, Virginia 20170.

     The total number of shares of common stock outstanding used in calculating the percentage for each person named in the table includes the shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2002 and upon conversion of any convertible senior secured notes held by that person, but excludes shares of common stock underlying options or convertible senior secured notes held by all other persons. More than one person may be deemed to be a beneficial owner of the same shares of common stock. Percentage of beneficial ownership is based on 94,668,710 shares of common stock outstanding as of January 31, 2002.


                                                                        NUMBER OF SHARES OF         PERCENTAGE OF
                                                                            COMMON STOCK        OUTSTANDING SHARES OF
                                                                         BENEFICIALLY OWNED         COMMON STOCK
                                                                       ---------------------   ----------------------
BIS Administration, Inc. (1) .......................................         45,483,702                   48%
Reuters Holdings Switzerland SA (2) ................................         29,826,302                   24%
Welsh, Carson Anderson & Stowe (3) .................................         31,008,647                   28%
Clyde A. Heintzelman (4) ...........................................                 --                    *
Robert A. McCormick (5) ............................................            750,000                    *
John M. Finlayson (6) ..............................................            673,000                    *
David J. Frear (7) .................................................            445,000                    *
Richard Bubenik (8) ................................................            199,849                    *
James D. Mori (9) ..................................................            300,000                    *
Patrick J. Welsh (10) ..............................................         31,170,085                   28%
Thomas E. McInerney (11) ...........................................         31,209,790                   28%
Norman K. Korey ....................................................              2,000                    *
Kevin J. Wiley .....................................................                 --                    *
All executive officers and directors as a group (10 persons) .......         33,806,434                   31%

------------
*   Less than one percent.

(1) Does not include shares held by Welsh, Carson, Anderson & Stowe, as described in note 3 below. The address of BIS Administration, Inc. is 875 Third Avenue, 27th floor, New York, New York 10022.

(2) Includes 29,826,302 shares of common stock issuable upon the conversion of the 12% convertible senior secured notes due 2005, including accrued and unpaid interest through January 31, 2002, issued by us to Reuters Holdings Switzerland SA under a securities purchase agreement dated as of May 16, 2001. The principal executive offices of Reuters Holdings Switzerland SA are located at 153 route de Thonon, 1245 Collange-Bellerive, Switzerland. Reuters Holdings Switzerland SA is an indirect subsidiary of Reuters Group PLC, a public limited liability company registered in England and Wales with its principal executive offices located at 85 Fleet Street, London EC4P 4AJ, England.

(3) Includes 4,635,958 shares of common stock held by Welsh, Carson, Anderson & Stowe VI, L.P., which we refer to as WCAS VI, 3,475,566 shares held by Welsh, Carson, Anderson & Stowe VII, L.P., which we refer to as WCAS VII, 65,357 shares held by WCAS Information Partners, L.P., which we refer to as WCAS IP, 667,761 shares held by WCAS Capital Partners II, L.P., which we refer to as WCAS CP II, 22,158,993 shares held by WCAS VIII and 5010 shares held by WCAS Management Corporation, which we refer to as WCAS Management. The respective sole general partners of WCAS VI, WCAS VII, WCAS IP, WCAS CP II and WCAS VIII are WCAS VI Partners, L.P., WCAS VII Partners, L.P., WCAS INFO Partners, WCAS CP II Partners and WCAS VIII Associates, LLC. 15,908,993 of the shares beneficially owned by WCAS VIII and all of the shares beneficially owned by WCAS Management are issuable upon the conversion of the 10% convertible senior secured notes due 2006, including accrued and unpaid interest through January 31, 2002, issued by us to these entities under a securities purchase agreement dated as of February 16, 2001.

     The individual general partners of each of these partnerships include some or all of Bruce K. Anderson, Russell L. Carson, John D. Clark, Anthony J. de Nicola, James B. Hoover, D. Scott Mackesy, Thomas E. McInerney, Robert
     A. Minicucci, James Matthews, Charles G. Moore, III, Andrew M. Paul, Paul
     B. Queally, Jonathan M. Rather, Lawrence B. Sorrel, Richard H. Stowe, Sanjay Swani, Laura M. Van Buren and Patrick J. Welsh. The individual general partners who are also directors of the company are Thomas E. McInerney and Patrick J.

     Welsh. Each of the foregoing persons may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he or she is a general partner. WCAS VI, WCAS VII, WCAS IP and WCAS CP II, in the aggregate, own approximately 38% of the outstanding equity securities of Bridge on a fully diluted basis. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(4) Mr. Heintzelman received incentive options to purchase 15,000 shares of our common stock in 2001 that would have been exercisable within 60 days of January 31, 2002. However, these options lapsed on January 23, 2002 pursuant to their terms and accordingly are not reflected in the table. It is contemplated that these options will be re-issued as non-qualified stock options on substantially identical terms.

(5) Mr. McCormick received incentive options to purchase 112,512 shares of our common stock in 2001 that would have been exercisable within 60 days of January 31, 2002. However, these options lapsed on January 23, 2002 pursuant to their terms and accordingly are not reflected in the table. It is contemplated that these options will be re-issued as non-qualified stock options on substantially identical terms.

(6) Mr. Finlayson received incentive options to purchase 94,803 shares of our common stock in 2001 that would have been exercisable within 60 days of January 31, 2002. However, these options lapsed on January 23, 2002 pursuant to their terms and accordingly are not reflected in the table. It is contemplated that these options will be re-issued as non-qualified stock options on substantially identical terms.

(7) Includes 125,000 shares of common stock subject to options that are exercisable within 60 days of January 31, 2002. In addition, Mr. Frear received incentive options to purchase 78,344 shares of our common stock in 2001 that would have been exercisable within 60 days of January 31, 2002. However, these options lapsed on January 23, 2002 pursuant to their terms and accordingly are not reflected in the table. It is contemplated that these options will be re-issued as non-qualified stock options on substantially identical terms.

(8) Includes 127,083 shares of common stock subject to options that are exercisable within 60 days of January 31, 2002. In addition, Mr. Bubenik received incentive options to purchase 45,566 shares of our common stock in 2001 that would have been exercisable within 60 days of January 31, 2002. However, these options lapsed on January 23, 2002 pursuant to their terms and accordingly are not reflected in the table. It is contemplated that these options will be re-issued as non-qualified stock options on substantially identical terms.

(9) Mr. Mori received incentive options to purchase 46,255 shares of our common stock in 2001 that would have been exercisable within 60 days of January 31, 2002. However, these options lapsed on January 23, 2002 pursuant to their terms and accordingly are not reflected in the table. It is contemplated that these options will be re-issued as non-qualified stock options on substantially identical terms.

(10) Includes 30,943,290 shares held by Welsh, Carson, Anderson & Stowe, as described in note 3 above. Also includes 147,667 shares issuable upon the conversion of Mr. Welsh's 10% convertible senior secured notes due 2006, including accrued interest through January 31, 2002, and 15,000 shares of common stock subject to options that are exercisable within 60 days of January 31, 2002.

(11) Includes 31,008,647 shares held by Welsh, Carson, Anderson & Stowe, as described in note 3 above. Also includes 147,667 shares issuable upon the conversion of Mr. McInerney's 10% convertible senior secured notes due 2006, including accrued interest through January 31, 2002, and 15,000 shares of common stock subject to options that are exercisable within 60 days of January 31, 2002.

TRANSACTIONS WITH AFFILIATES

     Mr. Roscoe, who served as a director of our company from November 2000 until his resignation on October 31, 2001, was also the President and Chief Operating Officer of Bridge, one of our principal stockholders, from May 2000 until October 2001 and the co-Chief Executive Officer of Bridge from February 2001 until October 2001. Mr. McInerney served as the chairman of the executive committee of the board of Bridge, which assumed the responsibilities of the Chief Executive Officer of Bridge, from November 2000 until February 2001. Messrs. McInerney and Welsh, who serve as directors of our company, also served as directors of Bridge until February 2001. In addition, Messrs. McInerney and Welsh are general partners of Welsh, Carson and affiliated entities, which collectively are a principal stockholder of our company and are also a principal stockholder of Bridge.

     TRANSACTIONS WITH WELSH CARSON. On February 7, 2000, we entered into a registration rights agreement with an affiliate of Welsh, Carson and Bridge, pursuant to which we granted the affiliate of Welsh, Carson customary registration rights, including demand registration rights and piggy-back registration rights, with respect to the 6,250,000 shares of our common stock that it purchased from Bridge following the initial public offering of our common stock. On February 16, 2001, we entered into a securities purchase agreement and related agreements and documents with two investment entities and several individuals affiliated with Welsh, Carson. Pursuant to the terms of the securities purchase agreement, the entities and individuals affiliated with Welsh, Carson purchased $20,000,000 aggregate principal amount of our 10% convertible senior secured notes due 2006. Subject to the terms of the notes, the holders of the notes have the right, at their option at any time, to convert all or any portion of the unpaid principal amount of the notes, together with accrued interest, into such number of shares of our common stock as is obtained by dividing the total amount so to be converted by the conversion price of $1.3125. In connection with this transaction, we granted the Welsh, Carson entities and individuals customary registration rights with respect to the shares of our common stock issuable upon conversion of the notes, including demand registration rights and piggy-back registration rights.


     TRANSACTIONS WITH REUTERS. On May 16, 2001, we entered into a securities purchase agreement and certain related agreements and documents with Reuters Holdings Switzerland SA, or Reuters, a socie'te' anonyme organized under the laws of Switzerland. Pursuant to the terms of the securities purchase agreement, Reuters purchased $37,500,000 aggregate principal amount of our 12% convertible senior secured notes due 2005. Subject to the terms of the notes, the holders of the notes have the right, at their option at any time, to convert all or any portion of the unpaid principal amount of the notes, together with accrued interest, into such number of shares of our common stock as is obtained by dividing the total amount so to be converted by the conversion price of $1.35. In connection with this transaction, we granted Reuters customary registration rights with respect to the shares of our common stock issuable upon conversion of the notes, including demand registration rights and piggy-back registration rights.

     On May 16, 2001, we also executed a side letter granting Reuters and its successors, assigns and affiliates the right, for so long as they hold any of our notes or preferred stock or common stock comprising or convertible into at least 5% of our outstanding voting stock, among other things, to (1) designate an observer to attend all meetings of our board of directors or any board committees, and (2) to nominate and elect such number of directors, but not fewer than one, equal to the product of the percentage of the voting power held by Reuters on a fully-diluted, as-converted basis, multiplied by the number of seats on the registrant's board of directors (rounded down to the nearest whole number). In accordance with the terms of this letter, Reuters has appointed an observer to attend all meetings of our board of directors and committee meetings.

     On February 15, 2001, Bridge, one of our principal stockholders and our largest customer in the year ended December 31, 2000, filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Missouri. On September 28, 2001 affiliates of Reuters acquired a portion of the assets of Bridge.

     In connection with the asset acquisition, on September 28, 2001 Reuters Limited entered into a network services agreement with us, pursuant to which we agreed to provide internet protocol network services, internet access, and colocation services for a period of five years with respect to the customers of Bridge that were acquired by affiliates of Reuters. The network services agreement calls for a minimum purchase of these services of $96 million in year one, $90 million in year two, $84 million in year three and $48 million in each of years four and five, for a total of $366 million, less payments made by Bridge to us between May 3, 2001 and September 28, 2001. The network services agreement also provides that our network must perform in accordance with specific quality of service standards. In the event we do not meet the required quality of service levels, Reuters Limited would be entitled to credits, and, in the event of a material breach of such quality of service levels, Reuters Limited would be entitled to terminate the network services agreement. As a result of the network services agreement, we expect that Reuters Limited will become our largest customer. In connection with the network services agreement, we also entered into a transitional services agreement with Reuters Limited, pursuant to which Reuters Limited has agreed to provide us with technical, administrative and other services, including help desk support, installation, maintenance and repair of equipment, customer related services such as processing service orders, accounting functions and the provision of warehousing and other facilities, pending us establishing our own capabilities. On September 28, 2001, we also entered into a co-location agreement with Reuters America, pursuant to which we granted Reuters America the right to use portions of our data center in Missouri. The co-location agreement has an initial term of five years and may be renewed by Reuters America, at its option, for additional one-year periods. However, the agreement will terminate concurrently with the network services agreement.

     TRANSACTIONS WITH BRIDGE. In February 2000, we entered into several agreements with Bridge, including:

     o a master establishment and transition agreement, under which we acquired Bridge's global internet protocol network for $77 million;

     o a network services agreement, under which we provided Bridge with network services for the collection and distribution of the financial information provided by Bridge to its customers and for Bridge's internal managed data network needs. Under the terms of this agreement, Bridge agreed to pay us a minimum of $132 million and $145 million for network services in 2001 and 2002, respectively. As a result, Bridge was our largest customer, accounting for approximately 81% of our revenues, in 2000.

     o a technical services agreement and an administrative services agreement, under which Bridge provided us with various technical and administrative services, including help desk support, installation, maintenance and repair of equipment, customer related services, management of the colocation of third-party equipment in our facilities, payroll and accounting functions, benefit management and the provision of office space. For the period from February 18, 2000 to December 31, 2000 we incurred obligations to Bridge amounting to approximately $19.3 million for services provided by Bridge under these agreements, for employee-related expenses and for telecommunication charges relating to the network that were paid by Bridge;

     o local network services agreements in most jurisdictions outside the United States, under which the charges that we paid for the local circuit between our distribution frame and the Bridge customer premises were charged back to Bridge at rates intended to recover our costs;

     o equipment colocation permits, providing us with the ability to keep the equipment that was purchased from Bridge in the facilities in which they were located;

     o GECC sublease, under which we subleased from Bridge some of the network assets that Bridge leased from General Electric Capital Corporation, or GECC. The terms of the GECC sublease mirrored the GECC master lease. On January 25, 2002, we entered into a direct lease agreement with GECC on similar economic terms as the sublease between Bridge and our company;

     o we executed a promissory note in favor of Bridge in the principal amount of $21,565,751, which matured on February 18, 2001 and bore interest at a rate of 8% per year. At December 31, 2000, the amount due under the note was approximately $23 million.

     In September and October of 2001, affiliates of Reuters and Moneyline Networks, respectively, acquired substantially all of Bridge's assets out of bankruptcy. In addition, we entered into a network services agreement with Reuters Limited and a binding letter of intent to enter into a network services agreement with Moneyline Networks and we ceased performing under the network services agreement with Bridge. Reuters Limited and Moneyline Networks also agreed to provide technical, administrative and colocation services to us for a transitional period, effectively replacing the related Bridge agreements.

     On February 13, 2002, the Bankruptcy Court for the Eastern District of Missouri approved a plan of liquidation in the Bridge case, which provided, among other things, for the rejection by Bridge of all of its executory agreements, including the master establishment and transition agreement, the network services agreement, the administrative services agreement and the technical services agreement. As a result, all of these agreements will be terminated upon the filing by Bridge of a motion requesting release of these agreements. Bridge is expected to file such a motion within the near future.

     On May 3, 2001, we entered into a court approved settlement agreement with Bridge, as amended on December 31, 2001 and January 8, 2002, which set forth the terms of our interim financing between the time of the court's initial approval of the sale of Bridge's assets to Reuters and the closing of the sale of such assets. On February 8, 2002, we entered into an agreement resolving all outstanding issues between us and BIS Administration, Inc., the successor to Bridge, which was approved by the bankruptcy court on February 13, 2002. Under this agreement, in consideration of a cash payment of $11,850,000 to be made by us to Bridge, Bridge has agreed to offset our indebtedness under the promissory note and additional amounts owed by us to Bridge, less various amounts owed by Bridge to us, in a total amount of $27.5 million. We must make such cash payment to Bridge upon the closing of long term financing to be obtained by us before March 31, 2002.

     Under this agreement, we have also agreed to assign to Bridge any remaining claims held by us against any of Bridge's affiliates outside the United States, other than Canada. With respect to Canada, Bridge's Canadian affiliate, which has filed for bankruptcy in Canada, will distribute to us a share of its remaining assets. The agreement further provides that we will reimburse Bridge in an amount of $.9 million for payments made by Bridge to one of our creditors. Under the agreement, Bridge and we will pay various mechanics' liens that were asserted against real property and data centers owned by Bridge and leased or occupied by us, for which we will partly reimburse Bridge upon obtaining long term financing. Under the agreement, Bridge and we have also agreed to waive substantially all claims against each other and release each other from liability arising from transactions between us up to and including the date of the agreement. Finally, under the agreement, Bridge has the right to designate one board representative for a term expiring upon the earlier to occur of the expiration of 3 years from the date of the agreement, the date on which Bridge's ownership of our outstanding voting stock falls below 20%, or the date on which Bridge distributes the shares of our common stock it holds to its creditors. Bridge has not appointed a board member, but instead has appointed an observer to attend all meetings of our board of directors. However, under the agreement, Bridge retains the right to appoint a board member in the future.

     As of February 18, 2000, we entered into a ground lease with Bridge Data Company relating to the parcel of land located in St. Louis County, Missouri upon which we constructed a data center. The ground lease has a term of 99 years and rent is due monthly at the rate of approximately $27,443 per month commencing as of December 1, 2001, subject to annual 2% increases. Under the ground lease, we have the right to purchase the land at a price equal to the greater of $2,999,997 or the fair market value of the land to be determined as if the land were not improved and were not encumbered by the ground lease. Upon the occurrence of specified events, Bridge has the right to require us to purchase the land. The land underlying the lease was sold to affiliates of Reuters pursuant to the asset purchase agreement between Bridge and these affiliates and accordingly this lease was assumed by affiliates of Reuters.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT.

     Section 16(a) of the Securities and Exchange Act of 1934 requires directors and executive officers and persons who own more than 10% of a registered class of equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Such reporting persons are required by rules of the SEC to furnish us with copies of all section 16(a) reports they file. To our knowledge, based solely upon a review of section 16(a) reports furnished to us for fiscal 2000 and written representations that no reports on Form 5 were required, we believe that our directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2000, except that David L. Roscoe, who served as a director of our company until his resignation on October 31, 2001, filed a Form 3 in an untimely manner.

                                                                     Appendix A
                                                                     ----------

                            AUDIT COMMITTEE CHARTER



                       SAVVIS COMMUNICATIONS CORPORATION


PURPOSE
-------

The audit committee of the board of directors shall assist the board in monitoring (1) the integrity of the financial statements of the company,
(2) the company's compliance with legal and regulatory requirements, (3) assessing the adequacy of the internal control environment including the infrastructure support necessary to produce the financial statements and
(4) the independence and performance of the company's internal and external auditors.


COMPOSITION
-----------

The membership of the audit committee shall consist of at least three members of the board of directors, who shall serve at the pleasure of the board of directors and be designated by the full board of directors, and who shall, beginning no later than June 14, 2001, meet the following criteria:

     1. Each member of the audit committee must be an independent director within the meaning of the applicable rules of any securities exchange on which the company's securities are traded or, if applicable, the Nasdaq Stock Market.

     2. Each member of the audit committee must be able to read and understand fundamental financial statements, including the company's balance sheet, income statement, and cash flow statement, or be become able to do so within a reasonable period of time after his or her appointment to the audit committee.

     3. At least one member of the audit committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.


DUTIES
------

In meeting its responsibilities, the audit committee is expected to:

     1.   Make regular reports to the board.

     2. Review and reassess the adequacy of the committee's charter annually and recommend any proposed changes to the board of directors for approval.

     3. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the company's system of internal controls.

     4. Determine whether to recommend to the board of directors that the annual audited financial statements be included in the company's annual report on Form 10-K.

     5. Review with management and the company's independent auditors any significant financial reporting issues raised by them in connection with the preparation of the company's financial statements.

     6. Review proposed major changes to the company's auditing and accounting principles and practices that are brought to the attention of the audit committee by independent auditors, internal auditors or management.

     7. Recommend to the board of directors the independent auditors to be engaged.

     8.   Confirm and assure the independence of the independent auditors by:

          a. Obtaining from the independent auditors a formal written statement delineating all relationships between the independent auditors and the company, consistent with Independence Standards Board Standard 1.

          b. Actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

          c. Taking, or recommending that the full board of directors take, appropriate action to oversee the independence of the independent auditors.

     9. Review the performance of the independent auditors and, if so determined by the audit committee, recommend that the board replace the independent auditors.

     10. Review any significant reports to management prepared by the internal auditing department, if any, and management's responses.

     11. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

     12. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     13. Review with the independent auditors any management letter provided by the auditors and management's response to that letter.

     14. Review with the board as necessary in the audit committee's judgment the company's policies and procedures regarding compliance with applicable laws and regulations and with the company's code of conduct, if any.

     15. Review with counsel legal matters that are brought to the audit committee's attention and that may have a material impact on the financial statements, the company's compliance policies and material reports or inquiries received from regulatory bodies.

     16. Meet at least annually with the chief financial officer, the senior internal auditing executive, if any, and the independent auditor in separate executive sessions to assess the adequacy of the internal control environment including the infrastructure support necessary to produce the financial statements.


POWERS
------

The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The committee may ask members of management or others to attend its meeting and provide pertinent information as necessary.


RELATIONSHIP WITH AUDITORS AND BOARD OF DIRECTORS
-------------------------------------------------

The company's independent auditors are ultimately accountable to the board of directors of the company and to the audit committee, as representatives of the stockholders of the company. The board of directors and the audit committee, as representatives of the company's stockholders, have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and independent auditors. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and independent auditors or to assure compliance with laws and regulations and the company's code of conduct, if any.

                                   PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAVVIS COMMUNICATION CORPORATION FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS.

         The undersigned, a stockholder of SAVVIS Communications Corporation, hereby appoints David J. Frear and Lane H. Blumenfeld, and each of them, proxies of the undersigned, with full power of substitution in each, and hereby authorizes the proxies to represent and to vote at the 2001 Annual Meeting of Stockholders to be held on March 15, 2002 and at any adjournment or postponement thereof, all of the undersigned's shares of common stock of SAVVIS Communications Corporation held of record by the undersigned on February 21, 2002 in the manner indicated on the reverse side hereof.

         The undersigned acknowledges receipt of the notice of 2001 annual meeting of Stockholders and the accompanying Proxy Statement.

         You are encouraged to specify your choice by marking the appropriate box on the reverse side.

SEE REVERSE                                                          SEE REVERSE
SIDE              CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE


                    Please fold and detach proxy card here

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINATED DIRECTORS. PLEASE MARK AN X IN ONE BOX UNDER ITEM 1 BELOW.

Election of eight (8) directors        [ ] FOR all nominees listed below.
                                       [ ] WITHHOLD AUTHORITY to vote for all
                                       nominees listed below.

Directors: Robert A. McCormick, John M. Finlayson, David J. Frear,
Clyde A. Heintzelman, Thomas E. McInerney, Patrick J. Welsh, Norman K. Korey and Kevin J. Wiley.

Instruction: To withhold authority to vote for any individual nominee(s), write the nominee's(s') name(s) in the space below.
--------------------------------------------------------------------------------


     THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2001 ANNUAL MEETING. THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED ABOVE.

                                           Dated: _____________________, 2002
                                           __________________________________
                                           __________________________________
                                                  Signature of stockholder(s)


                                           Please sign exactly as your name
                                           or names appear opposite. Joint
                                           owners, co-executors or co-trustees
                                           should both sign. Persons signing
                                           as attorney, executor, administrator,
                                           trustee or guardian should give their
                                           full title as such.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.